Exhibit (e.4): Amendment to the Distribution Agreement between Heartland Group, Inc. and ALPS Distributors, Inc.

DISTRIBUTION AGREEMENT

Distribution Agreement (the “Agreement”) made this 1st day of November, 2011, by and between Heartland Group, Inc., a Maryland corporation (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”).

WHEREAS, the Fund is a registered open-end management investment company organized as a series trust offering a number of portfolios of securities (each a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, the Fund and Distributor are party to a Distribution Agreement dated July 12, 2007, attached hereto as Exhibit A and incorporated herein by reference (the “Distribution Agreement”), whereby the Fund retained the Distributor to promote and distribute the shares of the Portfolios.

WHEREAS, on July 19, 2011, ALPS Holdings, Inc., (“AHI”) the parent company of the Distributor, entered into a merger agreement pursuant to which AHI agreed to be acquired by DST Systems, Inc. (“DST”) (the “Transaction”); the acquisition also includes an indirect controlling interest in the Distributor;

WHEREAS, upon completion of the Transaction, the Transaction may result in an “assignment”, as such term is defined under the Investment Company Act of 1940, as amended, (the “1940 Act”) of the Distribution Agreement;

WHEREAS, under the 1940 Act, an assignment includes any direct or indirect transfer of a controlling block of an entity’s voting securities and a result of the assignment, henceforth the Distribution Agreement may be deemed terminated; and

WHEREAS, in light of the proposed assignment and change in control of the Distributor in connection with the Transaction, the Distributor and Fund wish to enter into this Agreement effective upon close of the Transaction.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Fund and the Distributor agree as follows:

1.	Appointment. The Fund hereby appoints the Distributor to provide the distribution services set forth in the Distribution Agreement.

2.	Entire Agreement. All terms, conditions, representations and warranties contained in the Distribution Agreement are incorporated herein by reference and both the Fund and Distributor hereby agree that unless specified elsewhere in this Agreement, all terms, conditions, representations and warranties contained in the this Agreement, including the Distribution Agreement attached hereto as Exhibit A and incorporated herein by reference, constitute the entire understanding between the parties hereto, and supersede any prior understanding or agreements between the parties related to the services contemplated herein, including the Distribution Agreement.

3.	Duration and Termination. This Agreement shall be effective on the date first set forth above, and unless terminated as provided herein, shall continue for two years from its effective date, and thereafter from year to year, provided such continuance is approved annually by the vote of a majority of the Board of Directors, and by the vote of those Directors who are not “interested persons” of the Fund (the “Independent Directors”) and, if a plan under Rule 12b-1 under the 1940 Act is in effect, by the vote of those Directors who are not “interested persons” of the Fund and who are not parties to such plan or this Agreement and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Portfolio (i) by vote of majority of the Independent Directors or (ii) by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, on at least sixty (60) days prior written notice to the Distributor. In addition, this Agreement may be terminated at any time by the Distributor upon at least sixty (60) days prior written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment. In this paragraph, the terms “assignment” and “interested persons” shall have the respective meanings specified in the 1940 Act.
1

4.	Amendment. No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

5.	Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of laws provisions thereof.

6.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.	Defined Terms. All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Distribution Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

ALPS DISTRIBUTORS, INC.

By:	/s/ Thomas A. Carter

Thomas A. Carter, President

HEARTLAND GROUP, INC.

By: /s/ Paul T. Beste

Name: Paul T. Beste

Title: V.P.

2